Exhibit 99.1

Pulmatrix Announces Positive Top-Line Data Evaluating PUR1800 in Patients with Stable COPD

LEXINGTON, Mass., March 21, 2022 — Pulmatrix, Inc. (NASDAQ: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology, today announced positive top-line results of its recently completed Phase 1b clinical study of PUR1800, a narrow-spectrum kinase inhibitor (NSKI) administered as a dry powder for inhalation with iSPERSE™ for evaluation in patients with stable Chronic Obstructive Pulmonary Disease (COPD). PUR1800 is being developed to treat Acute Exacerbations in Chronic Obstructive Pulmonary Disease (AECOPD). Initial safety and pharmacokinetics (PK) were evaluated in patients with stable COPD.

The Phase 1b trial, performed at the Medicines Evaluation Unit in Manchester, UK, was designed as a randomized, double-blind, placebo-controlled, 3-way crossover study to assess the safety, tolerability, and PK of repeated once-daily doses of PUR1800 or placebo for 14 days, in adult patients with stable COPD

A total of 18 subjects were enrolled. Safety and tolerability as well as systemic PK were evaluated. PUR1800 was well-tolerated and there were no observed safety signals. The preliminary PK data indicate that PUR1800 results in low and consistent systemic exposure when administered via oral inhalation.

Margaret Wasilewski, M.D., Chief Medical Officer Pulmatrix, commented, “We are very encouraged by the safety and preliminary pharmacokinetic results in this study. We will continue to evaluate the complete datasets and expect to submit study results at a relevant medical conference later this year.”

Ted Raad, Chief Executive Officer of Pulmatrix commented, “This topline data, along with the results from chronic toxicology studies, support the continued development of PUR1800 for the treatment of AECOPD and other inflammatory respiratory disease. The Phase 1b results are an important step towards advancing PUR1800 into Phase 2 studies and we believe that PUR1800’s comprehensive data set will facilitate productive discussions with investors and potential partners.”

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for serious lung diseases, such as allergic bronchopulmonary aspergillosis (“ABPA”), Chronic Obstructive Pulmonary Disease (“COPD”), and neurologic disorders such as acute migraine. Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

About AECOPD

There are 18 million moderate-to-severe cases of Acute Exacerbations in Chronic Obstructive Pulmonary Disease (AECOPD) in the U.S. each year. Acute exacerbations of COPD are sudden onset increases in symptoms, including increased dyspnea, sputum purulence and volume, and wheezing, coughing, and shortness of breath that require medical intervention and can lead to hospitalization. The occurrence of an exacerbation greatly increases the likelihood of a further exacerbation within the following 6 months and creates a significant financial burden to healthcare systems. For further information please visit our web site: https://www.pulmatrix.com/pipeline.html#PUR1800

Forward-Looking Statements

Certain statements in this letter that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its most recent annual report on Form 10-K, as amended, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Timothy McCarthy, CFA
212.915.2564
tim@lifesciadvisors.com